For Immediate Release:                      Contact: John Dong (Investors)
Thursday November 13, 2003                  Chief Financial Officer
                                            925-941-6260

                                            Kelly Sullivan (Media)
                                            212-515-1908


                    BriteSmile Reports Third Quarter Results

                   Revenue Up 15% over Same Quarter Last Year


WALNUT CREEK, CA - BriteSmile Inc. (Nasdaq: BSML), a leading international provider of a state-of-the-art teeth whitening system, today reported results for the third quarter 2003.

Revenue for the third quarter of 2003 increased to $11.4 million compared to $9.9 million in the same quarter last year, an increase of 15%. Revenue at BriteSmile Centers was up significantly, 44% over the same quarter last year.

At the latter part of the third quarter 2003, BriteSmile benefited from initial shipments for its first ever on-the-go teeth whitening product, BriteSmile To Go(TM). Response from both consumers and the dental community has been strong for the proprietary product. BriteSmile has also established an exclusive distribution agreement for BriteSmile To Go with Henry Schein, Inc. Schein is a dental industry leader in sales serving over 60 thousand dental practices in the United States. This agreement should increase the BriteSmile brand presence within the total network of dental offices.



New product sales were also helped by the introduction of the proprietary BriteSmile Magic Mirror (TM). The BriteSmile Magic Mirror, which is available exclusively to BriteSmile dentists and BriteSmile Centers, allows the user to see in an instant what their smile would look like following the BriteSmile in-office procedure.


Operating expenses for the third quarter 2003 were $15.9 million versus expenses for the equivalent quarter in 2002 of $14.4 million. Expenses for the third quarter of 2003 included product startup costs of $1.3 million, which are related to the two new products.

Net loss for the third quarter 2003 was $4.8 million versus a net loss of $4.6 million for the same quarter 2002. Net cash used in operating activities for the 39 weeks ended September 27, 2003 was $3.1 million versus $6.4 million for the same period in 2002.

"During the third quarter, the Company saw increased demand at its company-owned centers and international locations for its products and services. We are off to an excellent start in the fourth quarter with the sale of the new products, which will contribute to revenues in the fourth quarter and beyond and will fuel revenue growth on key investments that have been made. We will also see additional marketing expenses in the fourth quarter on the new products, which will be made for the long-term benefit of revenue and resulting profit," said John Reed, CEO of BriteSmile, Inc.


                                      # # #

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Honolulu, HI; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has contracted with independent dentists to perform whitening procedures at more than 4,800 Associated Centers.


This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the Company's ability to continue to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its expansion. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

                                BRITESMILE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       ($ in thousands except share data)
                                    Unaudited

                                                      13 Weeks             13 Weeks             39 Weeks             39 Weeks
                                                        Ended                Ended               Ended                Ended
                                                    September 27,        September 28,      September 27,         September 28,
                                                        2003                 2002                 2003                 2002
                                                   ----------------     ----------------    -----------------    -----------------
REVENUES:
    Center whitening fees, net                     $          4,616     $          3,209    $       11,985      $         9,827
    Associated Center whitening fees, net                     5,387                5,818            15,937              17,283
    Product sales                                             1,434                  919              3,470              3,182
                                                   ----------------     ----------------    ----------------    -----------------

       Total revenues, net                                   11,437                9,946             31,392              30,292
                                                   ----------------     ----------------    ----------------    -----------------

OPERATING COSTS AND EXPENSES:
    Operating and occupancy costs                             5,013                3,675             12,849              11,217
    Selling, general and administrative
      expenses                                                8,779                8,703             21,961             24,837
    Research and development expenses                           403                  425                772                717
    Depreciation and amortization                             1,688                1,580             -4,883               4,571
                                                   ----------------     ----------------    ----------------    -----------------

       Total operating costs and expenses                    15,883               14,383             40,465              41,342
                                                   ----------------     ----------------    ----------------    -----------------

          Loss from operations                               (4,446)              (4,437)            (9,073)            (11,050)
                                                   ----------------     ----------------    ----------------    -----------------

       Total interest expense, net                             (331)                (148)              (670)               (618)
                                                   ----------------     ----------------    ----------------    -----------------

          Loss before income tax provision                   (4,777)              (4,585)            (9,743)            (11,668)


INCOME TAX PROVISION                                             -                    18                  4                  54
                                                   ----------------     ----------------    ----------------    -----------------

          Net loss                                 $         (4,777)    $         (4,603)   $         (9,747)   $         (11,722)
                                                   ================     ================    ================    =================

BASIC AND DILUTED NET LOSS PER SHARE               $          (1.76)    $          (1.90)   $          (3.84)   $           (4.83)
                                                   ================     ================    ================    =================

WEIGHTED AVERAGE SHARES - BASIC AND DILUTED               2,718,547            2,428,464           2,536,953           2,427,061
                                                   ================     ================    ================    =================